EXHIBIT 16.1

LETTER FROM SEALE & BEERS, LLC

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

September 15, 2009

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Skye International, Inc., but never audited or reviewed any of the financial statements of the Company prior to our dismissal on September 14, 2009.

We have read the Company's statements included under Exhibit 16.1 of its Form 8-K dated September 14, 2009, and we agree with such statements contained therein.

We have no knowledge of the Company’s consultations with their successor auditor, or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
6490 WEST DESERT INN RD, LAS VEGAS, NEVADA 89146 (702) 253-7492 Fax: (702)253-7501